Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	May 1, 2018
Direct: +44 (0) 1740 608076	Direct: +1 917 399 8387

Venator Announces Strong First Quarter 2018 Results

First Quarter 2018 Highlights

•                  Net income attributable to Venator of $78 million compared to a net loss of $16 million in the prior year period

•                  Adjusted EBITDA of $157 million compared to $49 million in the prior year period

•                  Diluted earnings per share of $0.73 and adjusted diluted earnings per share of $0.85

•                  Net cash provided by operating activities from continuing operations was $51 million, free cash flow was $(15) million or $23 million excluding the impact of Pori

•                  $10 million of adjusted EBITDA benefit captured from our Business Improvement Program in the first quarter of 2018

Subsequent Developments

•                  $236 million (€191 million) of insurance proceeds received in the second quarter of 2018 representing the final payment and the full extent of our policy limits

	Three months ended
	March 31,		December 31,
(In millions, except per share amounts)	2018	2017	2017
Revenues	$622	$537	$528

Net income (loss) attributable to Venator	$78	$(16)	$68
Adjusted net income(1)	$91	$9	$65
Adjusted EBITDA(1)	$157	$49	$118

Diluted earnings (loss) per share(1)	$0.73	$(0.15)	$0.64
Adjusted diluted earnings per share(1)	$0.85	$0.08	$0.61

Net cash provided by operating activities from continuing operations	$51	$21	$157
Operating free cash flow(3)	$23	$(37)	$85
Free cash flow(3)	$(15)	$(37)	$80

See end of press release for footnote explanations

WYNYARD, UK- Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported first quarter 2018 results with revenues of $622 million, net income attributable to Venator of $78 million and adjusted EBITDA of $157 million.

Simon Turner, President and CEO of Venator, commented:

“Our first quarter results highlight continued titanium dioxide pricing momentum, a seasonal improvement in volumes and further benefit from our $90 million Business Improvement Program.

“Titanium dioxide industry fundamentals remain favorable and supportive of an elongated cycle. We are working closely with our customers and expect a more modest pricing environment as we target ongoing margin stability. We are well positioned to manage and pass on raw material headwinds.

“We continue to make progress on the construction phase of our complex Pori project. Our current estimate for the self-funded portion of the reconstruction and commissioning remains within the range of our previous guidance of $325 to $375 million.”

Segment Analysis for 1Q18 Compared to 1Q17

Titanium Dioxide

The $71 million, or 18%, increase in revenues in our Titanium Dioxide segment for the three months ended March 31, 2018 compared to the same period in 2017 was primarily due to a 23% increase in average selling prices, a 10% improvement driven by the favorable impact of foreign exchange rates, primarily against the Euro, partially offset by a 15% decrease in sales volumes. The increase in selling prices reflects continued improvement in business conditions for TiO2, allowing for an increase in prices globally. Sales volumes decreased primarily as a result of the fire at our Pori, Finland manufacturing facility and as a result of plant closures as part of our restructuring programs. Excluding the impact of the fire at our Pori plant and the impact of plants closed as part of our restructuring programs, sales volumes increased by 2%.

Segment adjusted EBITDA of our Titanium Dioxide segment increased by $95 million for the three months ended March 31, 2018 compared to the same period in 2017. This improvement was primarily a result of higher revenues, $7 million from the sale of carbon credits and $8 million of EBITDA benefit from our Business Improvement Program, partially offset by increases in raw material and other direct costs.

Performance Additives

The increase in revenues in our Performance Additives segment of $14 million, or 9%, for the three months ended March 31, 2018 compared to the same period in 2017 was primarily due to a 7% increase in average selling prices, a 6% improvement driven by the favorable impact of foreign exchange rates, partially offset by a 1% decrease in volumes and a 3% decrease due to less favorable mix and other. The improvement in selling prices was primarily in certain color pigment and functional additives product lines, where we raised prices to offset increases in raw material costs.

Segment adjusted EBITDA in our Performance Additives segment increased by $3 million, or 14% compared to the same period in 2017, due to the increase in revenue and a $2 million increase due to savings from our Business Improvement Program, partially offset by increases in raw material costs.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $10 million lower than the same period in the prior year as our costs to operate as a standalone company are lower than those costs historically allocated to us from Huntsman.

Update on Pori

Currently, 20% of the site’s prior total capacity is available for production. We are focused on restoring an additional 40% of capacity as quickly as possible to reach an aggregate 60% of former site capacity for manufacturing of our higher value specialty products. This reconstruction process entails a series of mechanical construction phases with a concurrent rolling commissioning. Subject to the pace of our progress during commissioning, we expect some of this additional capacity to be producing finished product during the second half of this year, and the remaining specialty capacity to be restored and producing finished product during 2019. Based on current market and economic conditions, associated costs and projected returns, we intend to rebuild the commodity production capacity of the facility, but do not currently expect it to produce product prior to 2020. We continue to estimate the self-funded portion of the reconstruction and commissioning remain within the range of our previous guidance of $325 to $375 million.

Tax Items

We recorded income tax expense of $20 million and income tax benefit of $4 million for the three months ended March 31, 2018 and 2017, respectively.

Our tax expense is significantly affected by the mix of income and losses in tax jurisdictions in which we operate. We expect our adjusted long-term effective tax rate will be approximately 15% to 20%. We believe the impact of the U.S. Tax Cuts and Jobs Act of 2017 on our adjusted long-term effective tax rate will not be material, given the low percentage of our global pre-tax income earned in the United States. We expect our cash tax rate will be between 10% to 15%.

Liquidity and Capital Resources

As of March 31, 2018, we had cash and cash equivalents of $223 million compared with $238 million as of December 31, 2017. In addition, we have in place an undrawn asset based revolving credit facility available for our working capital needs and general corporate purposes with an available borrowing base of $263 million.

As of March 31, 2018, net debt was $529 million compared to $519 million as of December 31, 2017. In the first quarter of 2018, capital expenditures, excluding Pori, were $20 million. We continue to expect total capital expenditures, excluding Pori, to be approximately $120 million in 2018.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2018 results on Tuesday, May 1, 2018 at 9:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-866-807-9684
International participants	1-412-317-5415
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10118623

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning May 1, 2018 and ending May 8, 2018.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10118623

Upcoming Conferences

During the second quarter of 2018, a member of management is expected to present at the Goldman Sachs Basic Materials Conference on May 15, 2018 and the Deutsche Bank Global Industrials and Materials Summit on June 6, 2018. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Annual General Meeting of Shareholders

Venator will hold its 2018 Annual General Meeting of Shareholders on Thursday, May 31, 2018 at 3.00 p.m. local time, at the offices of Latham & Watkins LLP, 99 Bishopsgate, London, United Kingdom, EC2M 3XF. Shareholders of record as of the close of business on April 20, 2018 will be entitled to vote at the meeting.

Table 1 — Results of Operations

	Three months ended
	March 31,
(In millions, except per share amounts)	2018	2017
Revenues	$622	$537
Cost of goods sold	454	465
Gross profit	168	72
Operating expenses	51	60
Restructuring, impairment, and plant closing and transition costs	9	26
Operating income (loss)	108	(14)
Interest expense, net	(10)	(12)
Other income	2	1
Income (loss) before income taxes	100	(25)
Income tax (expense) benefit	(20)	4
Income (loss) from continuing operations	80	(21)
Income from discontinued operations, net of tax	—	8
Net income (loss)	80	(13)
Net income attributable to noncontrolling interests, net of tax	(2)	(3)
Net income (loss) attributable to Venator	$78	$(16)

Adjusted EBITDA(1)	$157	$49
Adjusted net income(1)	$91	$9

Basic earnings (loss) per share	$0.73	$(0.15)
Diluted earnings (loss) per share(1)	$0.73	$(0.15)
Adjusted earnings per share(1)	$0.86	$0.08
Adjusted diluted earnings per share(1)	$0.85	$0.08

Common share information(1):
Basic shares outstanding	106.4	106.3
Diluted shares	106.8	106.3

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Better /
(In millions)	2018	2017	(Worse)
Segment Revenues:
Titanium Dioxide	$456	$385	18%
Performance Additives	166	152	9%
Total	$622	$537	16%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$143	$48	198%
Performance Additives	24	21	14%
Corporate and other	(10)	(20)	50%
Total	$157	$49	220%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	March 31, 2018 vs. 2017
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Titanium Dioxide	23%	10%	—%	(15)%	18%
Titanium Dioxide - adjusted(c)	26%	10%	2%	2%	40%

Performance Additives	7%	6%	(3)%	(1)%	9%
Performance Additives - adjusted(c)	7%	6%	(3)%	—%	10%

Total Company	18%	9%	—%	(11)%	16%
Total Company - adjusted(c)	21%	9%	1%	1%	32%

(a)         Excludes revenues from tolling arrangements, by-products and raw materials

(b)         Excludes sales volumes of by-products and raw materials

(c)          Reflects lost volumes as a result of the impact of the fire at our Pori plant and closure of our Calais, Umbogintwini, St. Louis and Easton sites

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Income Tax (Expense) Benefit (2)		Net Income (Loss)		Diluted Earnings (Loss) Per Share (1)
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2018	2017	2018	2017	2018	2017	2018	2017
Net income (loss)	$80	$(13)			$80	$(13)	$0.75	$(0.12)
Net income attributable to noncontrolling interests	(2)	(3)			(2)	(3)	(0.02)	(0.03)
Net income (loss) attributable to Venator	78	(16)			78	(16)	0.73	(0.15)
Interest expense, net	10	12
Income tax expense (benefit) from continuing operations	20	(4)	(20)	4
Depreciation and amortization	34	30
Business acquisition and integration expenses	2	—	(1)	—	1	—	0.01	—
Separation expense, net	1	—	—	—	1	—	0.01	—
Net income of discontinued operations	—	(8)	—	—	—	(8)	—	(0.08)
Amortization of pension and postretirement actuarial losses	3	4	—	—	3	4	0.03	0.04
Net plant incident costs	—	5	—	(1)	—	4	—	0.04
Restructuring, impairment, plant closing and transition costs	9	26	(1)	(1)	8	25	0.07	0.24
Adjusted(1)	$157	$49	$(22)	$2	$91	$9	$0.85	$0.08
Adjusted income tax expense (benefit)(2)					$22	$(2)
Net income attributable to noncontrolling interests, net of tax					2	3
Adjusted pre-tax income(1)					$115	$10
Adjusted effective tax rate					19%	N/A

	EBITDA	Income Tax (Expense) Benefit (2)	Net Income (Loss)	Diluted Earnings (Loss) Per Share (1)
	Three months ended	Three months ended	Three months ended	Three months ended
	December 31,	December 31,	December 31,	December 31,
In millions, except per share amounts	2017	2017	2017	2017
Net income	$70		$70	0.66
Net income attributable to noncontrolling interests	(2)		(2)	(0.02)
Net income attributable to Venator	68		68	0.64
Interest expense	11
Income tax expense from continuing operations	24	(24)
Depreciation and amortization	32
Business acquisition and integration expenses	3	(1)	2	0.02
Separation expense, net	7	—	7	0.07
U.S. income tax reform	(34)	16	(18)	(0.17)
Amortization of pension and postretirement actuarial losses	4	—	4	0.04
Restructuring, impairment, plant closing and transition costs	3	(1)	2	0.02
Adjusted(1)	$118	$(10)	$65	0.61

Adjusted income tax expense(2)			$10
Net income attributable to noncontrolling interests, net of tax			2
Adjusted pre-tax income(1)			$77
Adjusted effective tax rate			13%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	March 31,	December 31,
(In millions)	2018	2017
Cash	$223	$238
Accounts and notes receivable, net	452	392
Inventories	482	454
Prepaid and other current assets	93	85
Property, plant and equipment, net	1,444	1,367
Other assets	304	311
Total assets	$2,998	$2,847

Accounts payable	$402	$401
Other current liabilities	269	244
Current portion of debt	9	14
Long-term debt	743	743
Non-current payable to affiliates	34	34
Other liabilities	304	306
Total equity	1,237	1,105
Total liabilities and equity	$2,998	$2,847

Table 6 — Outstanding Debt

	March 31,	December 31,
(In millions)	2018	2017
Debt:
Senior Notes	$370	$370
Term Loan Facility	366	367
Other debt	16	20
Total debt - excluding affiliates	752	757
Total cash	223	238
Net debt - excluding affiliates	$529	$519

Table 7 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
(In millions)	2018	2017
Total cash at beginning of period(a)	$238	$30
Net cash provided by operating activities(a)	51	22
Net cash used in investing activities(a)	(67)	(59)
Net cash (used in) provided by financing activities(a)	(8)	41
Effect of exchange rate changes on cash	9	1
Total cash at end of period(a)	$223	$35

Supplemental cash flow information:
Cash paid for interest	$(19)	$(2)
Cash paid for income taxes	(15)	(2)
Capital expenditures	(73)	(19)
Depreciation and amortization	34	30
Changes in primary working capital:
Accounts and notes receivable	(50)	(4)
Inventories	(12)	(1)
Accounts payable	7	6
Total cash (used in) provided by primary working capital	$(55)	$1

	Three months ended
	March 31,
(In millions)	2018	2017
Free cash flow(3):
Net cash provided by operating activities from continuing operations	$51	$21
Capital expenditures	(73)	(19)
Cash received from (investment in) unconsolidated affiliates, net	6	(3)
Other investing activities excluding transactions with former parent and cash flows related to sales of businesses/assets	—	(36)
Non-recurring separation costs(b)	1	—
Total free cash flow	$(15)	$(37)

Adjusted EBITDA	$157	$49
Capital expenditures excluding cash paid for Pori rebuild	(20)	(19)
Cash paid for interest	(19)	(2)
Cash paid for income taxes	(15)	(2)
Primary working capital change	(55)	1
Restructuring	(9)	(26)
Pensions	(3)	(4)
Maintenance & other	(13)	(34)
Operating free cash flow	23	(37)
Net cash flows associated with Pori	(38)	—
Total free cash flow(3)	$(15)	$(37)

See end of press release for numbered footnote explanations

(a)         Includes discontinued operations

(b)         Represents payments associated with our separation from Huntsman

Footnotes

(1)         Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, net, income tax (benefit) from continuing operations, depreciation and amortization, and net income attributable to noncontrolling interests, after eliminating the following: (a) business acquisition and integration expenses; (b) separation expense, net; (c) net income of discontinued operations net of tax; (d) amortization of pension and postretirement actuarial losses; (e) net plant incident (credits) costs; and (f) restructuring, impairment, plant closing and transition costs. We believe that net income (loss) is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses; (b) separation (gain) expense, net; (c) U.S. income tax reform; (d) (gain) loss on disposition of businesses/assets; (e) net income of discontinued operations; (f) certain legal settlements and related expenses; (g) amortization of pension and postretirement actuarial losses; (h) net plant incident (credits) costs; (i) restructuring, impairment, plant closing and transition costs. Basic adjusted net earnings (loss) per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings (loss) per share reflects all potential dilutive common shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities. For the periods prior to our IPO, the average number of common shares outstanding used to calculate basic and diluted adjusted net income per share was based on the ordinary shares that were outstanding at the time of our IPO. Adjusted net earnings (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information.

(2)         The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under U.S. GAAP.

(3)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 26 facilities, employ approximately 4,500 associates worldwide and sell our products in more than 110 countries.

Social Media:

Twitter: www.twitter.com/VenatorCorp

Facebook: www.facebook.com/venatorcorp

LinkedIn: www.linkedin.com/company/venator-corp

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including any delays in reconstruction or commissioning of our Pori, Finland manufacturing facility or losses for business interruption or construction costs that exceed our coverage limit applicable to the fire at that facility.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Venator’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward-looking statement.